Exhibit 99.1

Career Education Corporation
Reconciliation of Segment Reporting
For the Year Ended December 31, 2007
Unaudited
(in thousands)

Revenue	University	Culinary	Health	Art & Design	Transitional	International	Colleges	Academy	Corporate	Total

As Reported	$682,750	$365,789	$189,017	$-	$-	$81,907	$184,355	$170,917	$147	$1,674,882

Creation of Art & Design (1)	-	-	-	275,392	-	-	(134,474)	(140,918)	-	-

Creation of Transitional (2)	(16,066)	-	(271)	-	59,262	-	(12,926)	(29,999)	-	-

Realign two of the schools previously held for sale into Health (3)	-	-	17,954	-	-	-	-	-	-	17,954

Teach-out nine of the schools previously held for sale (4)	-	-	-	-	102,898	-	-	-	-	102,898

Realign Briarcliffe into University	36,955	-	-	-	-	-	(36,955)	-	-	-

As Revised	$703,639	$365,789	$206,700	$275,392	$162,160	$81,907	$-	$-	$147	$1,795,734

Operating Profit	University	Culinary	Health	Art & Design	Transitional	International	Colleges	Academy	Corporate	Total

As Reported	$91,342	$49,133	$6,980	$-	$-	$13,024	$9,001	$3,390	$(52,452)	$120,418

Creation of Art & Design (1)	-	-	-	32,499	-	-	(19,212)	(13,287)	-	-

Creation of Transitional (2)	10,914	-	991	-	(32,128)	-	10,326	9,897	-	-

Realign two of the schools previously held for sale into Health (3)	-	-	(1,546)	-	-	-	-	-	-	(1,546)

Teach-out nine of the schools previously held for sale (4)	-	-	-	-	(53,962)	-	-	-	-	(53,962)

Realign Briarcliffe into University	115	-	-	-	-	-	(115)	-	-	-

As Revised	$102,371	$49,133	$6,425	$32,499	$(86,090)	$13,024	$-	$-	$(52,452)	$64,910

(1) Schools previously organized within Academy and Colleges have been realigned to form the Art & Design reporting segment. This excludes the schools within Academy and Colleges which are being taught out.

(2) Comprised of all schools currently being taught out, including: Brooks, Sunnyvale, CA; Brooks, Long Beach, CA; IADT - Pittsburgh, PA; IADT - Toronto and SBI - Springfield, MA.

(3) Comprised of Gibbs - Melville, NY and Gibbs - Vienna, VA which were previously held for sale which are being realigned within the Health reporting segment.

(4) Nine schools previously held for sale that are being taught out, include: McIntosh College; Lehigh Valley College; Gibbs - New York, NY; Gibbs - Norwalk, CT; Gibbs - Norristown, PA; Gibbs - Piscataway, NJ; Gibbs - Boston,       MA; Gibbs - Livingston, NJ and Gibbs - Cranston, RI.

Career Education Corporation
Recast Quarterly Segment Reporting
For the Year Ended December 31, 2007
Unaudited
(in thousands)

Revenue	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year

University	$185,845	$178,579	$166,322	$172,893	$703,639
Culinary	88,697	84,574	98,472	94,046	365,789
Art & Design	69,633	64,245	68,450	73,064	275,392
Health	49,365	51,088	51,916	54,331	206,700
International	21,900	16,531	10,891	32,585	81,907
Transitional	44,852	39,891	37,076	40,341	162,160
Corporate & Other	125	11	3	8	147

Total revenue	$460,417	$434,919	$433,130	$467,268	$1,795,734

Operating Profit	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year

University	$34,089	$24,915	$16,899	$26,468	$102,371
Culinary	11,424	7,131	15,566	15,012	49,133
Art & Design	9,711	565	8,281	13,942	32,499
Health	3,628	2,856	2,578	(2,637)	6,425
International	6,207	424	(3,054)	9,447	13,024
Transitional	(7,754)	(22,339)	(10,117)	(45,880)	(86,090)
Corporate & Other	(16,190)	(10,744)	(12,508)	(13,010)	(52,452)

Total operating profit	$41,115	$2,808	$17,645	$3,342	$64,910